SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):April 15, 1997(April 10, 1997)


                           NEXTEL COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)




    Delaware                         0-19656                   36-3939651
(State or other jurisdiction     (Commission File           (I.R.S. Employer
   of incorporation)                Number)                Identification No.)


  1505 Farm Credit Drive, Suite 100, McLean, Virginia             22102
       (Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code:          (703) 394-3000




       (Former name or former address, if changed since last report)

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Item 5.  Other Events.

         On April 11, 1997, Nextel Communications, Inc. ("Nextel") reached an agreement with Digital Radio, L.L.C., an entity controlled by Craig O. McCaw (the "McCaw Investor"), pursuant to which the McCaw Investor committed to exercise in full its currently outstanding option (the "First Tranche Option") to purchase 15,000,000 shares of Nextel's Class A Common Stock, par value $0.001 per share ("Nextel Common Stock"), for an aggregate purchase price of $232,500,000 (the "Option Commitment"), with the consummation thereof scheduled to occur on July 28, 1997, (the "Option Closing").In consideration for the McCaw Investor's making the Option Commitment, Nextel agreed to issue to the McCaw Investor a contingent equity instrument (the "CEI"), which, at any time between the Option Closing and July 18, 1999, may be converted, without any additional consideration, into a number of shares of Nextel Common Stock to be determined using a formula based upon the average closing price for a share of Nextel Common Stock during the 20 trading days immediately preceding the Option Closing (the "Average Trading Price"). The number of shares of Nextel Common Stock into which the CEI may be converted ranges from a minimum of no shares, if the Average Trading Price is equal to $15.50 or more, to a maximum of 1,607,143 shares, if the Average Trading Price is $14.00 or less. The remaining options held by the McCaw Investor to purchase up to 20,000,000 additional shares of Nextel Common Stock remain in effect as originally issued.

         Nextel also reached an agreement with Option Acquisition, L.L.C., an entity controlled by Mr. McCaw (the "Purchaser"), pursuant to which the Purchaser will acquire, for an aggregate purchase price of $25,000,000, an option, in replacement of the option previously issued to Comcast Corporation, to purchase 25,000,000 shares of Nextel Common Stock (the "New Option"), 15,000,000 of which would be purchasable at an exercise price of $16.00 per share and the remaining 10,000,000 of which would be purchasable at an exercise price of $18.00 per share, at any time through July 28, 1998 amounting to an aggregate of $420 million in new equity. The New Option, and any shares of Nextel Common Stock issued upon exercise thereof, would be transferable, subject to certain limitations. In addition, one direct transferee of the Purchaser would be entitled to designate one nominee for election to Nextel's Board of Directors, provided that such party (i) has exercised the transferred portion of the New Option and continues to own at least 10,000,000 shares of Nextel Common Stock obtained on such exercise, (ii) is not an affiliate of Mr. McCaw, and
(iii) does not hold a 5% or greater equity ownership interest in any entity that provides terrestrial-based wireless communications services in competition with Nextel in any of its markets. Shares issuable upon exercise of the New Option will be entitled to certain demand and piggyback registration rights, which would be assignable to transferees in certain circumstances.

         Finally,  Nextel  has also reached  an  understanding  with the  McCaw
Investor, which contemplates that the McCaw Investor will provide up to $50,000,000 in debt financing on terms and subject to conditions that parallel those contemplated in Nextel's senior secured financing commitment with Motorola, Inc.

         Each of the transactions described above is subject to negotiation of definitive agreements and to receipt of certain approvals, including Nextel's receipt of consents to certain amendments of its public indentures that would enhance Nextel's financing flexibility.

         The Memorandum of Understanding dated as of April 11, 1997 between Nextel, Unrestricted Subsidiary Funding Company, a subsidiary of Nextel, and Purchaser, and the Memorandum of Understanding dated as of April 11, 1997 between Nextel and McCaw Investor relating to the transactions described above are attached to this Current Report as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference, and the description contained herein is qualified in its entirety by reference thereto.

         On April 14, 1997, Nextel issued a Press Release describing the agreements reached with the McCaw Investor and the Purchaser, a copy of which is attached to this Current Report as Exhibit 20.1 and is incorporated herein by reference.

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

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

          (a)      Financial Statements of Business Acquired.
                           Not applicable.

          (b)      Pro Forma Financial Information.
                           Not applicable.

          (c)      Exhibits.

         Exhibit No.       Exhibit Description

          20.1              Press Release issued April 14, 1997.

          99.1 Memorandum of Understanding, dated as of April 11, 1997, between Nextel Communications, Inc., Unrestricted Subsidiary Funding Company and Option Acquisition, L.L.C.

          99.2 Memorandum of Understanding, dated as of April 11, 1997, between Digital Radio, L.L.C. and Nextel Communications, Inc.





                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        NEXTEL COMMUNICATIONS, INC.



Date:    April 15, 1997                 By: /s/ Steven M. Shindler
                                            Steven M. Shindler
                                            Senior Vice President & CFO

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


                                  EXHIBIT INDEX

Exhibit No.            Exhibit Description                             Page

20.1                   Press Release issued April 14, 1997.

99.1 Memorandum of Understanding, dated as of April 11, 1997, between Nextel Communications, Inc., Unrestricted Subsidiary Funding Company and Option Acquisition, L.L.C.

99.2 Memorandum of Understanding, dated as of April 11, 1997, between Digital Radio, L.L.C. and Nextel Communications, Inc.

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